Exhibit 99.1

RadioShack Names Retail Merchant Joseph C. Magnacca Chief Executive Officer

FORT WORTH, Texas, February 7, 2013 — RadioShack Corp. (NYSE: RSH) today announced that Joseph C. Magnacca, an experienced retail executive and merchant, has been appointed chief executive officer of the Company effective February 11. Mr. Magnacca has also been named a member of the RadioShack’s Board of Directors.

Mr. Magnacca, 50, is currently executive vice president and president of Daily Living Products and Solutions for Walgreen Co., where he oversees all of Walgreen’s marketing and merchandising operations across more than 8,000 stores. He has also been responsible for the integration of the Duane Reade drugstore chain. He was president of Duane Reade at the time of its acquisition by Walgreens in 2010, and before that chief merchandising officer, undertaking the successful transformation of Duane Reade through the creation of an innovative urban operating model and customer experience. Mr. Magnacca’s previous senior management experience includes merchandising and marketing roles at two of Canada’s leading retail chains. He spent seven years as senior vice president at Shoppers Drug Mart, where he was instrumental in the company’s turnaround, and fifteen years at Loblaw, where he began his career. In 2010, Joe was named Merchant of the Year for Drugstore Retailing by Chain Drug Review magazine.

“Joe is a leader with significant experience in transforming iconic brand names into strong operating businesses,” said Daniel R. Feehan, non-executive chairman of RadioShack. “We believe he will be a catalyst for change at RadioShack in refining our merchandising strategies, reinvigorating the shopping experience for our customers and building sustainable value for our shareholders.”

“I am delighted to join RadioShack and to be part of this team as we build upon the strengths of such a great brand. I see advantages in being a small box retailer in the consumer electronics space today, particularly with the broad retail footprint and convenience RadioShack offers its customers. I believe my experiences will help the team identify and execute on new opportunities that can return this great company to a position of prominence in the lexicon of American retailers,” said Mr. Magnacca.

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 34,000 knowledgeable and helpful sales experts globally. RadioShack’s retail network includes approximately 4,700 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

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